UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

August 6, 2013

Date of Report (Date of Earliest Event Reported)

SUNVAULT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-181040	27-4198202
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

345 Murray Farm Drive, Suite 9301 Fairview, TX	75069
(Address of principal executive offices)	(Zip Code)

778-484-5159

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01

Entry into Material Definitive Agreement.

On August 6, 2013, the registrant entered into an assignment of intellectual property agreement with Millennium Trends International Inc., a Bahamas corporation, and Sunvault Energy Holdings Inc., a British Columbia company.

Under this agreement, the registrant has assigned its rights in jointly held intellectual property to Millennium Trends, and Millennium Trends has assigned its rights to wholly owned intellectual property to the registrant.

In consideration for this assignment, Millennium Trends has surrendered thirty six million, eight hundred and fifty thousand (36,850,000) of the registrant’s common shares to be cancelled.  The registrant shall issue to Millennium Trends twenty million (20,000,000) warrants to purchase common shares of the registrant at an exercise price of $2.00 per share and expiring ten years from the date of issuance.

Item 3.02

Unregistered Sales of Equity Securities

As part of the assignment of intellectual property agreement entered into on August 6, 2013, the registrant will issue twenty million (20,000,000) warrants to purchase common shares of the registrant at an exercise price of $2.00 per share and expiring ten years from the date of issuance.  The securities to be issued by these warrants are exempt under Section 4(a)(2) of the Securities Act.  Millenium Trends has enough knowledge and experience to be considered a “sophisticated investor”, had access to the information normally provided in a prospectus for a registered securities offering, and they agree not to resell or distribute the securities to the public.

Item 8.01

Other Events

On August 6, 2013, the registrant issued a press release announcing the execution of the IP Assignment Agreement.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

10.1

Assignment of Intellectual Property Agreement dated August 6, 2013, and entered into by and among the registrant, Millennium Trends International Inc., and Sunvault Energy Holdings Inc.

99.1    Press release dated August 6, 2013 of Sunvault Energy Inc., announcing the execution of the Assignment of Intellectual Property Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

August 12, 2013	SUNVAULT ENERGY, INC.

	By:	/s/ John Crawford
John Crawford
Chief Executive Officer